Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 5, 2006, in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Gordon Biersch Brewery Restaurant Group, Inc. for the registration of 000,000 shares of its common stock.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

February 3, 2006